Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement ”) is entered into as of May 3, 2021, by and between Gray Television, Inc., a Georgia corporation (“Parent”) and each of the individuals listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Shareholder is the record and/or a “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the Common Stock and Class B Stock (collectively, the “Company Stock”) of Meredith Corporation (the “Company”) set forth opposite such Shareholder’s name or otherwise disclosed on Schedule A attached hereto (all such Company Stock, the “ Owned Shares”, and together with any Company Stock acquired after the date hereof over which either a Shareholder acquires sole record or beneficial ownership or both Shareholders acting jointly have sole investment and voting power, collectively the “Subject Shares”);

WHEREAS, concurrently herewith, the Company, Parent and Gray Hawkeye Stations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement ”), pursuant to which the parties desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the Iowa Business Corporation Act (the “IBCA”), each share of the Company Stock shall be converted into the right to receive the consideration set forth in the Merger Agreement (such amount, the “Merger Consideration”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the affirmative vote of (a) holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock, voting as a single class, (b) holders of a majority of the votes cast by the holders of the outstanding shares of Class B Stock, voting as a single class, and (c) holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock and Class B Stock, voting together as a single class, in the case of each of (a), (b) and (c), at a meeting of the Company Shareholders where a quorum is present, are the only votes of the holders of any class or series of shares of capital stock of the Company, necessary to approve and adopt the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.6(a) of the Merger Agreement, and (ii) subject to the provisions of Section 2.8 of the Merger Agreement) shall at the Effective Time automatically be converted into the right to receive the Merger Consideration, subject to the provisions of Article II of the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as inducement and in consideration therefor, Parent has required that the Shareholders agree, and the Shareholders have agreed, in their capacity as Shareholders of the Company, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a)                “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise). For purposes of this Agreement, neither the Company nor Parent shall be deemed to be an Affiliate of any Shareholder. For purposes hereof, neither the Anna K. Meredith Endowment Trust nor the Edwin T. Meredith Foundation (together, the “Foundations”) will be deemed to be an Affiliate of any Stockholder.

(b)               “Permitted Transferee” has the meaning given in the Company’s articles of incorporation as currently in effect.

(c)               “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents. No officer, director or employee of the Company shall be deemed to be a Representative of the Shareholder.

(d)               “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(e)               “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the termination of this Agreement.

(f)                 “Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or any interest in any capital stock or (ii)   in respect of any capital stock or interest in any capital stock, to enter into any swap or other agreement, transaction or series of transactions, in each case that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, the capital stock of the Company, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that no Transfer shall be deemed to have occurred as a result of the entry into, modification of or existence of any bona fide pledge of capital stock in connection with a secured borrowing transaction, including, without limitation, a transaction to satisfy estate tax obligations, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions and which has entered into such transaction in the ordinary course of business, or any foreclosure under any such pledge. “Transferred” and “Transferring” shall have correlated meanings.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a)           Each Shareholder hereby agrees that during the Voting Period, at any meeting of the shareholders of the Company, duly called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought with respect to the matters described in this Section 2.1, each Shareholder shall vote (or cause to be voted), or execute (or cause to be executed) consents with respect to, as applicable, all of the Subject Shares owned by such Shareholder as of the applicable record date (x) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (y) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below, whether such vote or consent is required or requested pursuant to applicable Law or otherwise:

(i)             any Company Acquisition Proposal with respect to the Company or any other merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination involving the Company or any of its Subsidiaries or any merger agreement or other definitive agreement with respect to any of the foregoing, in each case, other than the Merger and the other transactions contemplated by the Merger Agreement;

(ii)             any action or proposal to amend the articles of incorporation or bylaws oft he Company;

(iii)            any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Shareholder contained in this Agreement; and

(iv)             any action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(b)               With respect to any meeting of the shareholders of the Company held during the Voting Period, each Shareholder shall, or shall cause the holder of record of such Shareholder’s Subject Shares on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto.

(c)               Except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of a Shareholder to vote (or cause to be voted), including by proxy or written consent, if applicable, in favor of, or against or to abstain with respect to, any matters presented to the shareholders of the Company.

SECTION 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby irrevocably appoints Parent and any of its respective designees that are designated in writing, and each of them individually, as such Shareholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period, with respect to such Shareholder’s Subject Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1(a) (the “Proxy Matters”), provided, however, that such Shareholder’s grant of the proxy contemplated by this Section 2.2 shall be effective if, and only if, such Shareholder has not delivered to the Secretary of Parent at least five days prior to the meeting at which any of the matters described in Section 2.1(a) is to be considered a duly executed irrevocable proxy card in form and substance reasonably acceptable to the Company (provided that sensitive information such as account numbers may be redacted from the proxy card provided to Parent) directing that such Shareholder’s Subject Shares be voted in accordance with Section 2.1(a). This proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of its Subject Shares that is inconsistent with Section 2.1(a) or this Section 2.2. It is expressly agreed that the proxy granted herein shall survive beyond the eleventh month after the date hereof to the extent the Voting Period is still in effect.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with regard to such Shareholder’s Subject Shares in respect of the Proxy Matters, and such Shareholder acknowledges that the proxy constitutes an inducement for Parent to enter into the Merger Agreement. The proxy granted by each Shareholder is a durable proxy and shall survive the bankruptcy, dissolution, death or incapacity of such Shareholder. The proxy granted hereunder shall terminate only upon the earlier of (i) expiration of the Voting Period or (ii) the termination of this Agreement.

SECTION 2.4 No Obligation to Exercise Options or Other Securities. Nothing contained in this Article II shall require any Shareholder (or shall entitle any proxy of such Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (ii) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

ARTICLE III

COVENANTS

SECTION 3.1 Restriction on Transferring Subject Securities.

(a)            Each Shareholder agrees that such Shareholder shall not, during the Voting Period, Transfer, or cause or permit the Transfer of, any or all of such Shareholder’s Subject Shares, or any voting rights with respect thereto.

(b)	The restrictions set forth in Section 3.1(a) shall not apply to:

(i)	the Transfer of Subject Shares pursuant to the Merger;

(ii)	the Transfer of Subject Shares that is approved in writing by Parent;

(iii)	any Transfer of up to 100,000 Subject Shares in the aggregate; or

(iv)         any Transfer of Subject Shares to one or more Affiliates of the Transferring Shareholder or to any person who is a Permitted Transferee of Subject Shares; provided that such Affiliate or Permitted Transferee shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Parent agreeing to be a “Shareholder” hereunder if such Affiliate or Permitted Transferee is not already a party to this Agreement.

(c)           Each Shareholder agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Shareholder’s Subject Shares, unless such Transfer is made in compliance with this Agreement.

(d)           Any Transfer or attempted Transfer of Subject Shares or voting rights with respect thereto in violation of this Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

SECTION 3.2 No Shop Obligations of Each Shareholder.

(a)           Each Shareholder shall, and each Shareholder shall cause each of its Representatives when acting on its behalf to, immediately cease any discussions existing as of the date of this Agreement with any Person (other than Parent or the Company or any other Shareholder) that relate to any Company Acquisition Proposal in respect of the Company proposed on or prior to the date hereof. Each Shareholder agrees that, during the Voting Period, such Shareholder shall not, and such Shareholder shall cause its Representatives when acting on its behalf not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal with respect to the Company, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries (or such Shareholder’s Subject Shares, or any interest therein) to any Person who has made a Company Acquisition Proposal with respect to the Company, (iii) knowingly engage in discussions or negotiations with any Person who has made any Company Acquisition Proposal with respect to the Company (other than discussions in the ordinary course of business that are unrelated to a Company Acquisition Proposal, which shall be permitted), (iv) approve, endorse or recommend any Company Acquisition Proposal with respect to the Company or withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the Merger; or (v) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Company Acquisition Proposal with respect to the Company (“Restricted Activities”). A Shareholder shall promptly notify Parent and the Company in writing of any such Company Acquisition Proposal received in writing by the Shareholder in his or her capacity as a shareholder of the Company (including the identity of the Person making or submitting such Company Acquisition Proposal and the terms thereof and all modifications thereto).

(b)           Notwithstanding the foregoing, solely to the extent that the Company is permitted to engage in any Restricted Activities pursuant to Section 7.3 of the Merger Agreement, each Shareholder and its Representatives may participate in such Restricted Activities, provided that (i) such Shareholder has not breached this Section 3.2 and (ii) such action by such Shareholder and its Representatives would be permitted to be taken by the Company pursuant to Section 7.3 of the Merger Agreement.

SECTION 3.3 No Conversion of Class B Stock. Except in connection with Transfers permitted under Section 3.1(b)(iii) or excepted by Section 3.1(b)(iv), each Shareholder agrees that, without the prior written consent of Parent, during the Voting Period, such Shareholder shall not cause any shares of Class B Stock held of record or beneficially owned by such Shareholder to be converted into shares of Common Stock, and such Shareholder shall take all action necessary so that shares of Class B Stock that are Subject Shares are not converted into shares of Common Stock. Except in connection with Transfers permitted under Section 3.1(b)(iii) or excepted by Section 3.1(b)(iv), each Shareholder agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the conversion (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the shares of Class B Stock that are Subject Shares into shares of Common Stock. Any conversion of shares of Class B Stock in violation of this Section 3.3 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported conversion on the share register of the Company.

ARTICLE IV

GENERAL COVENANTS

SECTION 4.1 General Covenants. Each Shareholder agrees that such Shareholder shall not:

(a)           enter into any agreement, commitment, letter of intent, agreement in principle or understanding with any Person or take any other action that violates or conflicts with, or would reasonably be expected to violate or conflict with, such Shareholder’s covenants and obligations under this Agreement; or

(b)           knowingly take any action that restricts or otherwise materially adversely affects such Shareholder’s legal power, authority and right to comply with and perform such Shareholder’s covenants and obligations under this Agreement.

SECTION 4.2 Cooperation. Each Shareholder severally and not jointly shall reasonably cooperate with the Company and Parent in connection with the Company’s and Parent’s efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement, provided that the Company or Parent shall reimburse the Shareholder for such efforts. Each Shareholder shall make as promptly as practicable all necessary filings and submissions required to be made by it with any Governmental Authority in connection with the transactions contemplated by the Merger Agreement.

SECTION 4.3 Appraisal Rights. Each Shareholder agrees not to seek, assert or exercise, and hereby waives, any rights of appraisal or dissent it may otherwise have under Section 490.1302 of the IBCA (or otherwise) in connection with the Merger Agreement or any of the transactions contemplated thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to the Parent as follows:

SECTION 5.1 Authorization. Such Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

SECTION 5.2 Ownership of Subject Shares. As of the date hereof, except as set forth on Schedule A, such Shareholder does not own, beneficially or of record, any Company Stock or any other securities of the Company other than such Shareholder’s Owned Shares listed opposite such Shareholder’s name or otherwise disclosed on Schedule A attached hereto. As of the date hereof, except as, and to the extent, set forth on Schedule A, such Shareholder either (i) is the sole record holder of or (ii) has sole investment and voting power with respect to, all of such Shareholder’s Owned Shares set forth opposite such Shareholder’s name on Schedule A, free and clear of all Liens, including any restriction on the right to vote or otherwise transfer such Owned Shares, except as provided under this Agreement, including, without limitation, pledges contemplated by the terms of this Agreement, or pursuant to any applicable restrictions on transfer under the Securities Act and state securities laws or pursuant to any written policies of the Company.

SECTION 5.3 Power to Dispose of Shares. Except as set forth on Schedule A, the Shareholders identified on Schedule A have the voting power, the power to issue instructions with respect to the matters set forth in this Agreement, and the power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. Any proxies granted by such Shareholder in respect of any or all of its Owned Shares prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.

SECTION 5.4 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), except for any filing required under Section 13 or Section 16 under the Exchange Act, and except for all necessary filings and submissions required to be made by a Shareholder with any Governmental Authority in connection with the transactions contemplated by the Merger Agreement, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person (other than such approvals of such Shareholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by such Shareholder, or the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of such Shareholder, (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, agreement, commitment, arrangement, understanding, or other obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares are bound, or (iii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Shareholder, except for in each case under clauses (i) through (iii) as would not materially impair such Shareholder’s ability to perform its obligations under this Agreement.

SECTION 5.5 Transaction Fee. Except as otherwise disclosed by such Shareholder to Parent in writing prior to the date of this Agreement, such Shareholder and its Affiliates have not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the transactions contemplated by this Agreement.

SECTION 5.6 Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Shareholders as follows:

SECTION 6.1 Authorization. Parent has all necessary legal capacity, corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against each in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

SECTION 6.2 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution of this Agreement by Parent and the performance by Parent of their respective obligations hereunder, and (y) none of the execution and delivery of this Agreement by Parent, or the consummation by Parent of the transactions contemplated by this Agreement or compliance by Parent with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any of the terms, conditions or provisions of any note, contract, lease, license, permit, agreement, commitment, arrangement, understanding, mortgage, bond, indenture, or other obligation of any kind to which Parent is a party or by which Parent or any of their respective properties is bound; or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on Parent or any of their respective properties, except for in each case under clauses (i) through (iii) as would not impair the ability of such party to perform its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 This Agreement and all obligations of the parties hereunder shall automatically terminate upon (i) the expiration of the Voting Period, or (ii) the amendment of the Merger Agreement, without the prior written consent of the Shareholders, in a manner that affects the economics or terms of the Merger Agreement in a manner that is adverse to the Shareholders (including with respect to the reduction of or the imposition of any restriction on a Shareholder’s right to receive the Merger Consideration, or any reduction in the amount or change in the form of the Merger Consideration), (iii) the extension of the End Date, without the prior written consent of Shareholder, or (iv) the date and time on which the Merger Agreement is terminated in accordance with its terms. Upon the termination of this Agreement, none of the parties hereto shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, however, that Section 8 .2 and Sections 8.5 through 8.13 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from any liability, or prevent any party from seeking any remedies (at law or in equity) against any other party, for that party’s breach of any of its representations, warranties, covenants or obligations under this Agreement prior such termination.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, the Shareholders have entered into this Agreement only in their capacity as shareholders of the Company, and (a) nothing in this Agreement shall limit or restrict or otherwise affect Dianna Mell Meredith Frazier or any other Shareholder, or any officer, director or other Representative of such Shareholder, in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in such Shareholder’s sole discretion on any matter, including in exercising rights under the Merger, or will be construed to prohibit, limit, or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders, and (b) the taking of any action (or any failures to act) by any Shareholder or any officer, director or other Representative of such Shareholder in his or her capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

SECTION 8.2 Publication. Each Shareholder hereby consents to and authorizes Parent and/or the Company to publish and disclose in any and all applicable filings with the SEC, the FCC or any other Governmental Authority, and any other announcements, disclosures or filings required by applicable Law such Shareholder’s identity and ownership of Company Stock and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the Merger Agreement; provided, that Parent and the Company shall give each Shareholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures, and Shareholder shall consent to such publications/disclosures (not to be unreasonably withheld) prior to being made public.

SECTION 8.3 Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of Parent, and each of the Shareholders that would be bound by such amendment. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 8.4 Enforcement of Agreement; Specific Performance. The Shareholders acknowledge and agree that Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages alone and that Parent would not have any adequate remedy at law. Accordingly, Parent shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking.

The Shareholders further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Shareholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Shareholder agrees that Parent’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, Parent may seek alternative remedies, including damages in the same or another proceeding.

SECTION 8.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), or (ii) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            If to Parent, addressed to it at:

Gray Television, Inc.

445 Dexter Avenue, Suite 7000 Montgomery, AL 36104 Attention: Legal Department Email: legalnotices@gray.tv with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP 700 Sixth St. NW, Suite 700 Washington, DC 20001 Attention: William Dudzinsky

Email: williamdudzinsky@eversheds-sutherland.com

(b)           If to any Shareholder, addressed to it at the address set forth below such Shareholder’s signature hereto;

or, in each case, to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 8.6 Headings; Titles. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

SECTION 8.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that Parent may assign their respective rights, interests or obligations hereunder to one or more of its Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of Parent and its respective successors and assigns and shall be binding upon the Shareholders and the Shareholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Parent, its respective successors and assigns and, in the case of the Shareholders, the Shareholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Shareholders and Parent shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

SECTION 8.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 8.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state, except to the extent that mandatory provisions of the IBCA govern. Each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 8.5. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 8.13 Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of an Shareholder’s failure to perform its obligations hereunder, Parent agrees that no Shareholder (in its capacity as a Shareholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by the Company of the Merger Agreement, and that the Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.

SECTION 8.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other person any direct or indirect ownership or incident of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the holder thereof, and no other person shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

SECTION 8.15 No Effect on Class B Stock. Notwithstanding anything to the contrary in this Agreement or in the articles of incorporation of the Company, as amended, the Company agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Class B Stock. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a Transfer of any Subject Shares or result in the conversion of any Subject Shares constituting Class B Stock held by the Shareholders into shares of Common Stock.

(Signature pages follow)

IN WITNESS WHEREOF, Parent and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT

GRAY TELEVISION, INC.

By:
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

Signature Page to Voting and Support Agreement (Meredith Family)

IN WITNESS WHEREOF, Parent and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders:

DIANNA MELL MEREDITH FRAZIER

Dianna Mell Meredith Frazier, individually and
as trustee / investment adviser of Meredith
family trusts that own Subject Shares

c/o	Michael J. Sorrow
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606

EDWIN T. MEREDITH, IV

Edwin T. Meredith, IV, as trustee / investment
adviser of Meredith family trusts that own
Subject Shares

c/o	Michael J. Sorrow
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606

Signature Page to Voting and Support Agreement (Meredith Family)

IN WITNESS WHEREOF, Parent and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders:

DIANNA MELL MEREDITH FRAZIER

Dianna Mell Meredith Frazier, individually and
as trustee / investment adviser of Meredith
family trusts that own Subject Shares

c/o	Michael J. Sorrow
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606

EDWIN T. MEREDITH, IV

Edwin T. Meredith, IV, as trustee / investment
adviser of Meredith family trusts that own
Subject Shares

c/o	Michael J. Sorrow
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606

Signature Page to Voting and Support Agreement (Meredith Family)

Schedule A

Beneficial Ownership of Company Stock

Shareholder	Common Stock Owned Shares	Class B Stock Owned Shares
Dianna Mell Meredith Frazier	72,875.07	2,157,656.602
Edwin T. Meredith, IV	0	2,260,048

Notes:

1.	590,000 shares of Common Stock and 10,000 shares of Class B Stock held by a charitable trust and 92,412 shares of Common Stock and 92,412 shares of Class B Stock held by a private foundation are reported as beneficially owned by the Shareholders with “shared” voting and dispositive power in a Schedule 13D, as amended, filed by the Shareholders, but such shares are not included as Owned Shares or Subject Shares for purposes of this Agreement and are, therefore, excluded from the above table.

2.	Certain Company Stock that is deemed beneficially owned by a Shareholder is held in various trusts of which the Shareholder is trustee or investment adviser. The Shareholder has the sole power to exercise investment and voting control as to the matters set forth in this Agreement with respect to such shares.

3.	Of the shares of Common Stock reported as beneficially owned by Dianna Mell Meredith Frazier in the table above, 48,536 of such shares represent shares underlying stock options and 5,902 of such shares represent unvested restricted stock.

Schedule A